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October 12, 2021

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re:	Virtus Investment Trust (the “Trust”)
Post-Effective Amendment No. 216
to Registration Statement 033-36528

Ladies and Gentlemen:

This opinion is furnished in connection with the registration under the Securities Act of 1933, as amended, of Class R6 shares for Virtus NFJ Large-Cap Value Fund (the “Shares”) of the above-referenced Trust. In rendering this opinion, I have examined such documents, records and matters of law as deemed necessary for purposes of this opinion. I have assumed the genuineness of all signatures of all parties, the authenticity of all documents submitted as originals, the correctness of all copies and the correctness of all written or oral statements made to me.

Based upon and subject to the foregoing, it is my opinion that the Shares that will be issued by the Trust when sold will be legally issued, fully paid and non-assessable.

My opinion is rendered solely in connection with the Registration Statement on Form N-1A under which the Shares will be registered and may not be relied upon for any other purpose without my written consent. I hereby consent to the use of this opinion as an exhibit to such Registration Statement.

Very truly yours,

/s/ Kevin J. Carr
Kevin J. Carr
Senior Vice President and Assistant Secretary
Virtus Investment Trust

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